As filed with the Securities and Exchange Commission on June 5, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIVE9, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3394123
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3001 Bishop Drive, Suite 350

San Ramon, California 94583

(925) 201-2000

(Address of Principal Executive Offices, Including Zip Code)

Five9, Inc. 2026 Inducement Equity Incentive Plan

(Full title of the plan)

Bryan Lee

Chief Financial Officer

Five9, Inc.

3001 Bishop Drive, Suite 350

San Ramon, California 94583

(Name and address of agent for service)

(925) 201-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 5, 2026, pursuant to Nasdaq Listing Rule 5635(c)(4) (“Rule 5635(c)(4)”), following the approval and at the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of Five9, Inc. (the “Registrant”), the Board adopted the Five9, Inc. 2026 Inducement Equity Incentive Plan (the “Plan”), pursuant to which the Registrant reserved 2.9 million shares of common stock, par value $0.001 per share (the “Common Stock”), to be used for grants of equity-based awards to certain employees of the Registrant who satisfy the standards for inducement grants under Rule 5635(c)(4) and are entering into employment with the Registrant or any of its subsidiaries, as an inducement material to the individual’s entering into employment with the Registrant within the meaning of Rule 5635(c)(4).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register the 2.9 million shares of Common Stock issuable pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the Plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 20, 2026;

(b) the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed with the Commission on April 30, 2026;

(c) the Registrant’s Current Reports on Form 8-K filed with the Commission on January 21, 2026 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), February 19, 2026 (only Item 8.01), February  20, 2026, May  5, 2026, May  20, 2026 and May 27, 2026; and

(d) the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36383) filed with the SEC on March 28, 2014, pursuant to Section 12(b) of the Exchange Act, as updated by the description of the Common Stock contained in Exhibit 4.4  to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors or officers of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director or officer, except where the director or officer breached their duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware allows a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation to procure a judgment in its favor under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation with respect to such claim, issue or matter. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Pursuant to Article VIII of the Amended and Restated Certificate of Incorporation of the Registrant, as amended, the Registrant may indemnify and advance expenses, to the fullest extent permitted by law, to any person who is or was, or is threatened to be made, a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Amended and Restated Bylaws (the “Bylaws”) of the Registrant provide for indemnification of its officers and directors against expenses actually and reasonably incurred in connection with any action, suit, or proceeding, including attorneys’ fees, judgments, fines and settlement amounts, provided that such person acted in good faith and reasonably believed their conduct to be in, or not opposed to, the best interests of the Registrant and, in the case of any criminal proceeding, had no reasonable cause to believe their conduct was unlawful.

The Registrant may purchase and maintain a director and officer insurance policy which insures the officers, directors and employees or agents of the Registrant against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Five9, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 27, 2026 (File No. 001-36383) and incorporated by reference herein)

4.3	Amended and Restated Bylaws of Five9, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 27, 2026 (File No. 001-36383) and incorporated by reference herein)

4.4*	Five9, Inc. 2026 Inducement Equity Incentive Plan

5.1*	Opinion of Jones Day

23.1*	Consent of KPMG LLP, independent registered public accounting firm

23.2*	Consent of Jones Day (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of the Registration Statement)

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on this 5th day of June 2026.

Five9, Inc.

Date: June 5, 2026	By:	/s/Amit Mathradas
Amit Mathradas
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amit Mathradas, Bryan Lee and Tiffany Meriweather, and each of them, severally, as his or her true and lawful attorneys-in-fact and agents with the power to act, with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in his or her capacity as a director or officer or both, as the case may be, of the Company, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Amit Mathradas	Chief Executive Officer, Director	June 5, 2026
Amit Mathradas	(Principal Executive Officer)

/s/ Bryan Lee	Chief Financial Officer	June 5, 2026
Bryan Lee	(Principal Financial Officer)

/s/ Leena Mansharamani	Chief Accounting Officer	June 5, 2026
Leena Mansharamani	(Principal Accounting Officer)

/s/ Susan Barsamian	Director	June 5, 2026
Susan Barsamian

/s/ Michael Burdiek	Director	June 5, 2026
Michael Burdiek

/s/ Sagar Gupta	Director	June 5, 2026
Sagar Gupta

/s/ Julie Iskow	Director	June 5, 2026
Julie Iskow

/s/ Jonathan Mariner	Director	June 5, 2026
Jonathan Mariner

/s/ Sudhakar Ramakrishna	Director and Chairman of the Board	June 5, 2026
Sudhakar Ramakrishna

/s/ Maria Walker	Director	June 5, 2026
Maria Walker